Exhibit 99.1

Skyline Announces First Quarter 2014 Results

New STREAMWAY™ Units have been shipping since March; Twenty-two STREAMWAY trials have been scheduled through first week in June

MINNEAPOLIS, MN – May 15, 2014 –Skyline Medical Inc. (OTCQB: SKLN), producer of the FDA-approved STREAMWAY System for automated, direct-to-drain medical fluid disposal, today reported its results for the first quarter ended March 31, 2014.

Key Highlights:

•	Inventory is nearly three times greater than last year as production of the STREAMWAY System has been ramped up. New units have been shipping since March;
•	Three enhanced STREAMWAY units were shipped in the quarter;
•	Eight STREAMWAY Units were sold and shipped in April;
•	Net loss and total expenses were reduced by $500,000;
•	Twenty-two STREAMWAY trials have been scheduled through the first week in June with one already in place.

Revenues for the first quarter of 2014 were $70,220, compared to $127,727 for the same period in 2013. Gross profit for the first quarter of 2014 was $39,137, compared to $86,123 for the same period in 2013. Net loss for the period was ($1.6) million, or ($0.01) per diluted share, compared to net loss of ($2.1) million, or ($0.02) per diluted share, in the comparable period in 2013.

Josh Kornberg, CEO of Skyline, commented, “This quarter our revenues met our internal expectations as we updated and manufactured our STREAMWAY System. Sales were purposely delayed until later in the quarter as our technology was upgraded allowing for better ease of use and continuous suction, among other benefits. As we began rolling out our enhanced systems, the market has responded favorably as 55 units of the updated system have already been scheduled for sale or trial in the first half of this year.”

“During the quarter, we secured approximately $2 million in growth capital which has helped in our efforts to build out our sales platform. We hired four new regional sales managers, all with proven track records and existing relationships, and who are currently selling our STREAMWAY product to hospitals and surgical centers around the U.S. We also signed a well-established, independent distributor enabling us to penetrate key regions faster to meet the demand we are seeing from healthcare facilities and hospitals.”

Kornberg concluded, “We remain focused on expediting the adoption of our advanced state-of-the-art technology and will continue to expand our customer relationships by educating the market about the cost, hygiene and efficiency benefits of transitioning away from canisters and toward the STREAMWAY System.”

About Skyline Medical Inc.

Skyline Medical Inc. produces a fully automated, patented, FDA-cleared, waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods — which require hand carrying and emptying filled-fluid canisters — present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers, 2) improve compliance with Occupational State and Health Association (OSHA) and other regulatory agency safety guidelines, 3) improve efficiency in the operating room, and radiology and endoscopy departments — leading to greater profitability, and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the United States. For additional information, please visit: www.skylinemedical.com.

Forward-Looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, inability to raise sufficient additional capital to operate our business; approximately $2.7 million in debts, liabilities and cash obligations that predominantly become due in calendar 2014; unexpected costs and operating deficits, and lower than expected sales and revenues, if any; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See the Company's most recent Annual Report on Form 10-K, as amended, and subsequent reports and other filings at www.sec.gov.

Skyline Investor Relations Contacts:

Phil Carlson / Elizabeth Barker

KCSA Strategic Communications

212-896-1233 / 212-896-1203

skyline@kcsa.com